Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-263593 and  333-263725

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED April 8, 2022)

IMPERIAL PETROLEUM INC.

This prospectus supplement (“Prospectus Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, our prospectus, dated April 8, 2022 (“Prospectus”) of Imperial Petroleum Inc. (the “Company”), which forms a part of the Company’s Registration Statements on Form F-1 (Registration Nos. 333-263593 and 333-263725), as amended or supplemented from time to time. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The Prospectus relates to the issuance of up to 43,124,950 shares of our common stock issuable upon the exercise of 43,124,950 Class B Warrants to purchase common stock, which we refer to as the Class B Warrants, which were issued in connection with our underwritten public offering which closed on March 23, 2022.

On June 13, 2022, we entered into agreements with several accredited investors that are holders of 31,150,000 Class B Warrants representing the right to purchase up to an aggregate of 31,150,000 shares of our common stock, whereby we agreed to reduce the exercise price of each such holder’s Class B Warrants from $1.60 to $0.70 per share; provided each holder exercised such Class B Warrants for cash. We also agreed to issue in a private placement one new Class D Warrant, each of which will be immediately exercisable for one share of common stock at an exercise price of $0.80 per share and will expire five years from issuance, in consideration for each Class B Warrant so exercised.

Our common stock is traded on the Nasdaq Capital Market under the symbol “IMPP.” The last reported sale price of our common stock on June 10, 2022 was $0.88 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2022.